Filed Pursuant to Rule 424(b)(5)

Registration No. 333-239357

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 21, 2021)

Common Stock

This prospectus supplement supplements the sales agreement prospectus dated May 21, 2021 related to the offer and sale of shares of our common stock, $0.001 par value per share, pursuant to an At-the-Market Equity Offering Sales Agreement, or the Sales Agreement, dated June 22, 2020, with Stifel, Nicolaus & Company, Incorporated, in an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933. The Sales Agreement provided for the sale of shares of our common stock having an aggregate offering price of up to $40,000,000. As of the date of this prospectus supplement, we have terminated the Sales Agreement and the offer and sale of shares in at-the-market offerings under the sales agreement prospectus.

As of the date of this prospectus supplement, we had sold an aggregate of 2,099,700 shares of our common stock under the Sales Agreement for aggregate gross proceeds of $33,408,865.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2021.